Exhibit 1


      DUPONT AND BUNGE ANNOUNCE GLOBAL ALLIANCE, INCLUDING JOINT VENTURE TO

                  PRODUCE AND MARKET SPECIALTY FOOD INGREDIENTS


         WILMINGTON, Del. and WHITE PLAINS, N.Y., Jan. 6, 2003 DuPont and Bunge Limited today announced that they intend to form an alliance to significantly grow their agriculture and nutrition businesses. The alliance will include:

     -- a joint venture for the global production and distribution of specialty food ingredients, beginning with soy proteins and lecithins;

     -- a biotechnology agreement to jointly develop and commercialize soybeans with improved quality traits;

     -- an alliance to develop a broader offering of services and products to farmers.

     The joint venture, Solae L.L.C., will participate in the rapidly growing market for healthy and great tasting food proteins. It will provide a broad offering of soy ingredient products to better fit customer needs, including textured vegetable proteins, soy concentrates and isolates and specialty lecithins. DuPont will contribute its Protein Technologies food ingredients business for a majority interest in the joint venture. In exchange for its specialty food ingredients businesses, Bunge will receive a 28 percent interest in the joint venture plus an estimated $260 million in cash, to be funded by joint venture debt, and will have the right to increase its ownership to 40 percent based upon a pre-agreed formula. The joint venture's board will be made up of four members, two each from DuPont and Bunge.

     Initially, global revenues of Solae L.L.C. are expected to exceed $800 million annually. The joint venture, which will be based in St. Louis, Mo., is scheduled to start up later this year, subject to negotiation of definitive agreements, which will contain customary closing conditions including regulatory approvals.

     "DuPont is pleased to form this alliance with Bunge," said Charles O. Holliday, Jr., DuPont chairman and chief executive officer. "It is an important step in meeting our goals to grow our company in key markets and expand our food and nutrition offerings to better meet customer needs."

     "This alliance brings DuPont's strength in science and new product development together with Bunge's strength in the farm-to-consumer food chain," said Alberto Weisser, chairman and CEO of Bunge. "Together, our two companies will be better able to deliver value by linking farmers and consumers worldwide to provide high-quality, nutritious alternatives in the fast growing, value-added foods market."

     Solae L.L.C. will combine complementary capabilities and assets along the value chain in production, sourcing, marketing and distribution on four continents, and its broader product lines will enable the joint venture to provide better solutions to customers. The joint venture also is expected to increase the efficiency of the partners' facilities by providing better opportunities to expand capacity and production.

     "This joint venture will provide tremendous growth opportunities by enabling us to compete more broadly in the large protein and functional ingredients markets globally," said J. Erik Fyrwald, vice president and general manager DuPont Nutrition & Health. "In addition, the complementary strengths of our two companies will allow us to use advanced breeding, production and processing technologies to develop new and improved food ingredients, providing consumers with healthier and great tasting proteins to meet their growing needs worldwide."

     "This joint venture creates a premier global ingredients company, with a very competitive product portfolio and manufacturing expertise. Its growth will be driven by the replacement of meat and dairy proteins in a wide range of food applications," said Drew Burke, managing director Bunge Ingredients and New Business Development.

     Fyrwald will be chairman of the joint venture and Burke will be vice chairman. Stephan B. Tanda, currently president of DuPont Protein Technologies, will be chief executive officer of Solae L.L.C. Theodore P. Fox III, currently controller of Bunge, will be chief financial officer.

     The biotechnology agreement will combine DuPont's broad strengths in science, including leading positions in plant science and modern biology, with Bunge's proven capability to transform oilseeds and grains into value-added products for its global customer base in the food and animal feed sectors. Initial focus of the agreement will be on soybeans.

     The alliance on production agriculture will bring together two of the most trusted names in agribusiness that individually have outstanding relationships and provide significant value to farmers worldwide. By working together, DuPont and Bunge will offer a broad range of products and services to meet customers' needs with efforts initially focused on South America and Asia.

     Bunge Limited (www.bunge.com) is an integrated, international agribusiness and food company operating in the farm-to-consumer food chain with worldwide distribution capabilities and primary operations in North America, South America and Europe. Headquartered in White Plains, N.Y., Bunge has over 24,000 employees and locations in 28 countries. Bunge is the largest processor of soybeans in the Americas, the world's leading oilseed processing company, the largest producer and supplier of fertilizers to farmers in South America and the world's leading seller of bottled vegetable oils to consumers.

     DuPont Agriculture & Nutrition is comprised of DuPont Crop Protection, Pioneer Hi-Bred International, Inc., DuPont Protein Technologies and DuPont Qualicon. Annual sales in 2001 exceeded $4.3 billion.

     DuPont is a 200-year-old science company offering innovative products, technologies and services that improve the lives of people everywhere. Headquartered in Wilmington, Del., DuPont delivers science-based solutions to markets including agriculture, nutrition, electronics, communications, safety and protection, home and construction, transportation, apparel, home and textiles.

Notice to Analysts and Media:

DuPont and Bunge will host an investor briefing on this allicance today, Monday, Jan. 6 at 10:00 a.m. EST via teleconference. Please call 973-633-1010 at least 10 minutes prior to the call and ask for reservation number 12439.
Media may participate in a listen only mode.

For those unable to participate in the acquisition briefing, a replay will be available by calling 973-341-3080, PIN 3677693.

A separate media conference will be held at 10:45 a.m. EST by calling 973-633-1010 and ask for reservation number 12440. The replay number for the media call is 973-341-3080, PIN 3677713.

Forward-Looking Statements:

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "may," "will," "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully in this release and in documents filed with the Securities and Exchange Commission by DuPont and Bunge could cause results to differ materially from those stated. These factors include, but are not limited to changes in the laws, regulations, policies, economic and political conditions, including inflation, interest and foreign currency exchange rates, of countries in which the companies do business; competitive pressures; ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and industry conditions, including the seasonality and cyclicality of agricultural products.